EXHIBIT 10.52

Sprint - Business Markets Group
6200 Sprint Parkway
Overland Park, KS 66251

February 24, 2011

Danny Bowman
5613 Golden Bear Drive
Overland Park, KS 66223

Dear Danny:

I am pleased to inform you that you the Compensation Committee has approved Dan and my recommendation for you to receive a special cash retention award.

This retention award consists of two payments totaling $100,000. You must remain an active Sprint employee through December 31, 2012 to receive full payment. Payments are targeted to occur the second paycheck of the month. The first payment of $50,000 will be scheduled for January 20, 2012 and the second payment of $50,000 on January 18, 2013.

Additional terms of award payment -

•	Involuntary termination without cause:

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In addition to your severance package, if your employment is involuntarily terminated without cause, you will receive the entire award payment as soon as administratively practicable after termination.

•	Termination for any other reason:

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If you have a termination of employment for any other reason (including voluntary termination, acceptance of a voluntary separation package, termination for cause, or unsatisfactory performance), you will forfeit any unpaid retention award payments in their entirety.

Thank you for your ongoing efforts at Sprint! I look forward to working with you in meeting the exciting challenges and opportunities in 2011.

Best Regards,

/s/ Paget Alves

Paget Alves
President, Business Markets Group